Exhibit 99.1

Contact:

Michael G. McAuley

Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

May 9, 2017

Ampco-Pittsburgh Corporation Announces First Quarter 2017 Results

Carnegie, PA, May 9, 2017 – Ampco-Pittsburgh Corporation (NYSE: AP) reported consolidated sales of $103.5 million for the three months ended March 31, 2017, versus $63.6 million for the three months ended March 31, 2016. Compared to prior year, the current quarter includes higher sales of approximately $32.6 million for businesses acquired in 2016.

Loss from operations for the three months ended March 31, 2017, was $2.4 million. This compares to a loss from operations in the prior year quarter of $5.0 million, which included Åkers group acquisition-related costs of approximately $1.8 million and purchase accounting impacts of $1.6 million.

Net loss for the three months ended March 31, 2017, was $4.8 million or $0.39 per common share, compared to net loss for the three months March 31, 2016, of $2.9 million or $0.26 per common share. The change in net loss reflects the impact of higher year-over-year pre-tax interest expense of $0.9 million and foreign exchange losses of $1.1 million in the current year quarter, compared to foreign exchange gains of $1.2 million recorded in the prior year quarter. The Corporation also continues to maintain full valuation allowances against the deferred tax assets of the majority of its subsidiaries, which were recorded beginning in Q3 of 2016. As a result, there is no tax benefit recorded on loss before taxes in the current year quarter compared to prior year.

Sales for the Forged and Cast Engineered Products segment for the three months ended March 31, 2017 nearly doubled compared to prior year, driven primarily by the full-quarter effect of the Åkers group acquisition, completed in March of 2016, and the addition of ASW Steel Inc. (“ASW”), acquired in Q4 2016. The segment’s operating loss decreased versus prior year driven by improved cast roll operations, and the absence of purchase accounting effects which reduced operating results in the prior year. Sales and operating income for the Air and Liquid Processing segment for the three months ended March 31, 2017 were comparable to the prior year quarter.

Commenting on the quarter’s results, John Stanik, Ampco-Pittsburgh’s Chief Executive Officer said, “The first quarter of 2017 reflects what appears to mark the beginning of an improving trend at Ampco-

Pittsburgh. Sales have picked up and order intake has risen significantly this quarter, particularly for cast rolls and forged products for the oil and gas industry. While we remain cautious of inventory re-stocking effects versus sustained recovery in our end markets, we expect improved operating performance in 2017 versus 2016.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Tuesday, May 9, 2017, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the first quarter ended March 31, 2017. If you would like to participate in the conference call, please register using the link below or by dialing 1-866-777-2509 at least five minutes before the 10:30 a.m. ET start time.

We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, please go to: http://dpregister.com/10105243

Those without internet access or unable to pre-register may dial in by calling:

Participant Dial-in (Toll Free):          1-866-777-2509

Participant International Dial-in:       1-412-317-5413

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(In thousands except per share amounts)

	Three Months Ended March 31,
	2017	2016
Net sales	$103,516	$63,578

Cost of products sold (excl. depreciation and amortization)	84,663	51,105
Selling and administrative	15,298	13,508
Depreciation and amortization	5,922	3,925
Loss on disposal of assets	0	3

Total operating expenses	105,883	68,541

Loss from operations	(2,367)	(4,963)
Other (expense) income – net	(2,210)	967

Loss before income taxes	(4,577)	(3,996)
Income tax (provision) benefit	(135)	850
Equity earnings from Chinese joint venture	50	172

Net loss before noncontrolling interest	(4,662)	(2,974)
Net income (loss) attributable to noncontrolling interest	121	(84)

Net loss attributable to Ampco	$(4,783)	$(2,890)

Earnings per common share:
Basic	$(0.39)	$(0.26)

Diluted	$(0.39)	$(0.26)

Weighted-average number of common shares outstanding:
Basic	12,271	11,006

Diluted	12,271	11,006